QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

L. Andrew Immerman	Direct Dial: 404-881-7532	Email: andy.immerman@alston.com

July 18, 2014

Southside Bancshares, Inc.
1201 South Beckham Avenue
Tyler, TX 75701

  Re:
  Agreement and Plan of Merger by and among Southside Bancshares, Inc., Omega Merger Sub, Inc., and OmniAmerican Bancorp, Inc.

Ladies and Gentlemen:

        You have requested our opinion regarding certain U.S. federal income tax consequences of the mergers contemplated by the Agreement and Plan of Merger, dated as of April 28, 2014 (the "Plan of Merger"), by and among Southside Bancshares, Inc., a Texas corporation ("Parent"), Omega Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Parent ("Merger Sub"), and OmniAmerican Bancorp, Inc., a Maryland corporation ("Company"). Pursuant to the Plan of Merger, at the Effective Time, Merger Sub will merge with and into Company (the "First Merger"), with Company as the surviving corporation (the "Surviving Corporation"). Immediately after the First Merger, the Surviving Corporation will merge with and into Parent (the "Second Merger," and together with the First Merger, the "Mergers"), with Parent as the surviving corporation. All capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Merger.

        In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger; the Registration Statement on Form S-4 (as amended, the "Form S-4") filed by Parent with the Securities and Exchange Commission on June 16, 2014, as amended by Amendment No. 1 to the Registration Statement on Form S-4 ("Amendment No. 1") that was filed by Parent with the Securities and Exchange Commission on the date hereof; the letters of Parent and Company to Alston & Bird LLP, dated as of the date hereof, containing certain representations (the "Representation Letters"); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Plan of Merger, the Form S-4, the Representation Letters, or other documents. We have assumed, with your consent, that the parties will act and that the Mergers will be effected in accordance with the Plan of Merger and as described in the Form S-4; that the Plan of Merger and the Form S-4 accurately reflect the material facts of the Mergers; that the representations made by Parent and Company in the Representation Letters or the Plan of Merger are true, correct and complete, and will be true, correct and complete on the Closing Date; and that any representations made by Parent and Company in the Representation Letters or the Plan of Merger that are made to the best of any person's knowledge, are based on the belief of such person, or are similarly qualified, are true, complete and correct, and will be true, complete and correct on the Closing Date, without regard to any knowledge, belief, or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

        In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder (the "Regulations"), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

        Based on and subject to the foregoing, it is our opinion that, for U.S. federal income tax purposes, under current law, the Mergers will qualify as a tax-free reorganization described in Section 368(a) of the Code.

        This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Mergers or of any transaction related thereto or contemplated by the Plan of Merger or the Form S-4. Additional issues may exist that could affect the tax treatment of the Mergers, and this opinion does not consider or provide a conclusion with respect to any additional issues.

        This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any factual matters or legal developments arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

        We hereby consent to the filing of this opinion of counsel as an Exhibit to Amendment No. 1, and to the reference to us in Amendment No. 1. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,
ALSTON & BIRD LLP
By:	/s/ L. ANDREW IMMERMAN
L. Andrew Immerman A Partner

QuickLinks

  Exhibit 8.1